EXHIBIT 99.1

FOR IMMEDIATE RELEASE May 11, 2011

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces First Quarter 2011 Results

CARLSBAD, Calif., May 11, — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the first quarter ended March 31, 2011.

“In the first quarter we responded to the continuing pressure on net site count by working to develop stronger venue relationships.  In addition, we focused on managing costs and maintaining margins where possible while we continue to execute on key initiatives designed to grow revenue.  We are confident that we are continuing to build a stronger installed base of venues that recognize the return on investment that Buzztime provides and are making strides to transform those customers into long-term relationships,” said NTN Buzztime’s CEO Michael Bush.

Results for the First Quarter Ended March 31, 2011

Revenues for the first quarter of 2011 were $6.0 million, compared to revenues of $6.3 million for the same period of 2010.  The 4.3% decrease in sales was largely the result of lower site count in the first quarter of 2011 than in the comparable 2010 period.

The Company ended the first quarter of 2011 with 3,888 subscribing venues, compared to 4,041 at March 31, 2010, a decrease of 3.8%.  During the first quarter of 2011, installations were higher at 286 compared with 283 in the same quarter last year and terminations were up to 323 compared to 258.  Customer churn was 8.3% for the quarter up from 6.4% in the prior year period.

Total site counts and churn percentages	Q1 2011	Q1 2010	Increase (Decrease)
Site Count – Beginning of Quarter	3,925	4,016	(91)
Q1 Installations	286	283	3
Q1Terminations	(323)	(258)	65
Site Count - End of Quarter	3,888	4,041	(153)

Churn Percentage	8.3%	6.4%	1.9

Gross margin as a percentage of revenue was steady at 75% in the first quarter of 2011, compared to 75% in the first quarter of 2010.  Direct costs decreased, primarily due to a decrease in service provider fees in turn due primarily to fewer service calls during the three months ended March 31, 2011 compared to the same period in 2010.  These decreases were offset by increased depreciation and amortization expense resulting from increased equipment purchases, increased freight expense due to higher fuel surcharges and an increase in other miscellaneous expenses.

Selling, general and administrative expenses decreased 2%, to $4.8 million for the three months ended March 31, 2011 from $4.9 million for the same period in 2010.  The decrease in selling, general and administrative expenses was primarily due to reduced professional fees of $0.1 million due to decreased consulting and legal expense; lower bad debt expense of $0.1 million resulting from improved collection efforts; decreased travel expense of $43,000; decreased sales and marketing expenses of $29,000 and decreased miscellaneous expenses of $64,000. These decreases were offset by increased payroll and related expense of $0.3 million due to severance and relocation expenses associated with changes in the management team.

Net loss for the first quarter of 2011 was $0.6 million, or $0.01 per share, compared to a net loss of $0.4 million or $0.01 per share in the same period a year ago.

Conference Call

Management will review these results in a conference call today, May 11, 2011, at 4:30 p.m. ET.

To access the conference call, please dial (877) 790-8271, if calling from the United States or Canada, or (954) 320-7648, if calling internationally, and use passcode 65188992.

A replay of the call will be available until May 18, 2011, which can be accessed by dialing (800) 642-1687, if calling from the United States or Canada, or (706) 645-9291, if calling internationally. Please use passcode 65188992 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by nearly 3,900 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With 1,800,000 registered consumers and nearly 50,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition.   With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about customer venues and relationships, increases in revenue, return on investment and visits, added value and number of locations, players and games. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of adverse economic conditions, failure of customer and/or player demand, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships, the impact of competitive products and pricing and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands, except par value amount)

ASSETS	March 31, 2011	December 31, 2010
	(unaudited)
Current Assets:
Cash and cash equivalents	$4,033	$3,906
Accounts receivable, net	499	549
Investment available-for-sale	158	184
Prepaid expenses and other current assets	824	588

Total current assets	5,514	5,227
Broadcast equipment and fixed assets, net	3,622	3,638
Software development costs, net	1,131	1,094
Deferred costs	975	839
Goodwill	1,296	1,261
Intangible assets, net	928	1,025
Other assets	88	41

Total assets	$13,554	$13,125

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,412	$874
Accrued compensation	1,043	628
Sales tax payable	792	856
Income tax payable	4	8
Obligations under capital leases—current portion	322	376
Deferred revenue	597	520
Other current liabilities	65	74

Total current liabilities	4,235	3,336
Obligations under capital leases, excluding current portion	82	105
Deferred revenue, excluding current portion	141	124
Other liabilities	60	99

Total liabilities	4,518	3,664
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding	1	1
Common stock, $.005 par value, 84,000 shares authorized; 60,875 and 60,751 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	304	304
Treasury stock, at cost, 503 shares at March 31, 2011 and December 31, 2010	(456)	(456)
Additional paid-in capital	116,219	116,114
Accumulated deficit	(107,843)	(107,284)
Accumulated other comprehensive income	811	782

Total shareholders’ equity	9,036	9,461

Total liabilities and shareholders’ equity	$13,554	$13,125

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2011	2010

Revenues	$6,001	$6,271

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,524	1,540
Selling, general and administrative	4,832	4,918
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	165	172

Total operating expenses	6,521	6,630

Operating loss	(520)	(359)
Other (expense) income, net	(28)	6

Loss before income taxes	(548)	(353)
Provision for income taxes	(11)	(36)

Net loss	$(559)	$(389)

Net loss per common share – basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding – basic and diluted	60,372	59,900

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW DATA *
(Unaudited)
(In thousands)
	Three months ended March 31,
	2011	2010
Cash flows provided by operating activities:
Net loss	$(559)	$(389)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	813	780
Provision for doubtful accounts	(16)	94
Gain on contract termination	—	(11)
Stock-based compensation	71	60
Loss from disposition of equipment and capitalized software	18	2
Changes in assets and liabilities:
Accounts receivable	68	(488)
Prepaid expenses and other assets	(283)	77
Accounts payable and accrued expenses	838	8
Income taxes payable	(4)	50
Deferred costs	(135)	115
Deferred revenue	93	(142)

Net cash provided by operating activities	904	156
Cash flows used in investing activities:
Capital expenditures	(482)	(302)
Software development expenditures	(200)	(314)
Trademark license	—	(35)

Net cash used in investing activities	(682)	(651)
Cash flows used in financing activities:
Principal payments on capital leases	(130)	(83)
Proceeds from exercise of stock options	34	56

Net cash used in financing activities	(96)	(27)

Net increase (decrease) in cash and cash equivalents	126	(522)
Effect of exchange rate on cash	1	(10)
Cash and cash equivalents at beginning of period	3,906	3,637

Cash and cash equivalents at end of period	$4,033	$3,105